Exhibit 10.1

MICHAEL W. BRENNAN

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”), is made and entered into as of the 21st day of June, 2005 (the “Effective Date”), by and between First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), and Michael W. Brennan (the “CEO”).

RECITALS

     A. Pursuant to that certain employment agreement dated February 1, 1997 (the “Prior Agreement”), the CEO was engaged as the Chief Operating Officer of the Company.

     B. In 2000, the CEO became the President and Chief Executive Officer of the Company, however, the Prior Agreement has not yet been modified or amended to address the change in the officership held by CEO.

     C. The Company and the CEO wish to terminate the Prior Agreement and, in lieu thereof, enter into this Agreement.

     D. The parties have attached to this Agreement an index referencing the Section locations of all of the capitalized terms defined and utilized in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

AGREEMENTS

     1. Term With Automatic Renewal Provisions. The Company agrees to employ CEO, and CEO agrees to serve the Company, in accordance with the terms of this Agreement for a renewable five year term, with the initial term commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, unless this Agreement is earlier terminated by either party in accordance with the provisions of this Agreement. This Agreement shall automatically renew for an additional five-year term after the then current five-year term (whether that be the initial five-year term or a successor five-year term) unless (i) the Agreement is earlier terminated by either party in accordance with the provisions of the Agreement, or (ii) the Company or CEO provides notice to the other party that the Agreement shall not be renewed at the end of the then current five-year term. The last day of the then current five-year term shall be referred to herein as the “Term Expiration Date”. Such notice of non-renewal shall be provided in accordance with Section 10.10 and must be provided to the other party at least sixty (60) days before the Term Expiration Date, but non-renewal of the Agreement by the Company is subject to the provisions of Section 4.7 regarding Severance Payments.

     If the Agreement expires due to non-renewal by the CEO, then the CEO shall be deemed to have voluntarily terminated his employment pursuant to Section 4.2 as of the Term Expiration Date (unless earlier terminated by either party in accordance with the provisions of the

Agreement). If the Agreement expires due to non-renewal by the Company, then the CEO’s employment shall be deemed terminated as of the Term Expiration Date (unless earlier terminated by either party in accordance with the provisions of the Agreement). CEO acknowledges and agrees that the Company has no obligation to renew this Agreement or to continue CEO’s employment after any termination of, or the expiration of, this Agreement, but is subject to the conditions of Section 4.7 regarding severance, and expressly acknowledges that no promises or understandings to the contrary have been made or reached.

     2. Position and Duties. The Company hereby employs the CEO as President and Chief Executive Officer of the Company, or in such other comparable or other capacity as shall be mutually agreed between the Company and the CEO by written amendment of this Agreement. During the period of the CEO’s employment hereunder, the CEO shall devote his best efforts and full business time (excluding any periods of disability, vacation, sick leave or other leave to which the CEO is entitled), energy, skills and attention to the business and affairs of the Company, on an exclusive basis. The CEO’s duties and authority shall consist of conducting corporate administrative tasks, maintaining investor relations, engaging in strategic planning, overseeing and providing strategic direction to the investment, development and corporate marketing programs of the Company and its affiliates, and shall include such other duties and authority customarily performed and held by Presidents and Chief Executive Officers of publicly traded real estate investment trusts (“REIT’s”) comparable to the Company, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of the Company (the “Board”). The CEO shall have the powers necessary to perform the duties assigned to him, and shall be provided such supporting services, staff, secretarial and other assistance, office space and accouterments as shall be reasonably necessary and appropriate in light of such assigned duties, as determined by the Board (collectively, “Resources”).

     3. Compensation. As compensation for the services to be provided by the CEO hereunder, the CEO shall receive the following compensation and other benefits:

          3.1 Base Salary. The CEO shall receive an aggregate annual “Base Salary” at the rate of Five Hundred Fifteen Thousand Dollars ($515,000) per annum, payable in periodic installments in accordance with the regular payroll practices of the Company. Such Base Salary shall, during the term hereof, be subject to discretionary increase or decrease, on an annual fiscal year basis, as approved by the Company acting through the Compensation Committee of the Board (the “Compensation Committee”), in accordance with the Company’s compensation policies, as they may be established from time to time. After any such increase or decrease, “Base Salary” shall refer to the adjusted amount.

          3.2 Performance Bonus. The CEO may, at the discretion of the Board, receive an annual “Performance Bonus,” payable within sixty (60) days after the end of each fiscal year of the Company. The Performance Bonus may consist of either or both, or any combination of, cash awards and equity-based awards. The amount (if any) of and the composition of the entitlements (i.e., cash, equity-based awards, or a combination of cash and equity-based awards) comprising any annual Performance Bonus: (a) shall be determined by the Compensation Committee, on behalf of the Board and with or without such ratification by the Board as the

Compensation Committee or Board may, from time to time, require; (b) shall not be subject to any minimum or guaranteed amount; (c) shall be generally based on a combination of Company-wide and individual performance criteria determined by the Compensation Committee for the Board; and (d) need not include any equity-based awards. For purposes of this Agreement, the term “Restricted Stock Award” shall refer to a grant, by the Company to the CEO, of the common stock, par value $.01 per share, of the Company (the “Common Stock”), subject to such vesting requirements and transfer restrictions as may be determined for the Company by either or both of the Compensation Committee and the Board. The Company and the CEO agree that any annual Performance Bonus for a given fiscal year shall, from year to year, be subject to the Maximum Performance Bonus Potential, as set forth in Exhibit A to this Agreement, and subject to such modification as is contemplated in Exhibit A.

          3.3 Benefits. The CEO shall be entitled (a) to participate in all benefit plans (in accordance with their terms and provisions) and receive benefits that may be offered from time to time by the Company and for which the CEO is eligible, and (b) to receive supplemental life and disability insurance coverages comparable (as a percentage of Base Salary) to those received by the CEO as of the date of this Agreement, all as approved by the Compensation Committee. In addition to the foregoing perquisites and benefits, the CEO shall receive (i) a monthly automobile allowance of one thousand two hundred dollars ($1,200); and (ii) an annual allowance of three thousand three hundred and seven dollars ($3,307) for personal financial planning and personal income tax preparation, which allowances shall (A) be paid no later than March 30 of each year and (B) increase by five percent (5%) per annum (on a compounded basis), commencing as of the allowance payment due on or before March 30, 2004.

          3.4 Vacations. The CEO shall be entitled to annual vacations in accordance with the general vacation policy of the Company (subject to the provisions stated herein), and such vacations shall be taken at a time or times mutually agreeable to the Company and the CEO; provided, however, that the CEO shall be entitled to at least four (4) weeks of paid vacation time on an annual basis. Notwithstanding the foregoing, the CEO shall not be entitled to carry over untaken vacation time from one calendar year to the next calendar year, and untaken vacation time of the CEO shall not be payable in cash to the CEO except in the year of termination of the CEO’s employment with the Company.

          3.5 Withholding. The Company shall be entitled to withhold, from amounts otherwise payable to the CEO hereunder, any federal, state or local withholding or other taxes or charges which it determines, from time to time, that it is required to withhold. The Company shall be entitled to rely upon the advice and counsel of its independent accountants in making any determination concerning the amount or requirement of any such withholding.

     4. Termination.

          4.1 Immediate Termination by Company Without Notice. Notwithstanding any thirty (30) day notice requirements set forth in this Agreement, as a condition precedent to the termination of this Agreement by either party (“Thirty Day Notice Period”), the Company may terminate the CEO’s employment on an immediate basis and without any advance notice (whether written or oral), if the Company determines that a bona fide emergency exists that is likely to or shall jeopardize the material interests of either or both of the Company and its shareholders if the CEO’s employment continues, whether on a temporary basis or otherwise (an “Immediate Termination”). In the case of such an Immediate Termination, the Company shall pay the CEO, in addition to any other payments due pursuant to this Section 4, a “Supplemental Payment” of one (1) month’s Base Salary, in addition to any other amounts (if any) then due to the CEO as a result of the basis and nature of the termination (it being understood that the applicable termination based amount then due shall be determined based on the subsection of Section 4 of this Agreement pursuant to which the CEO’s employment is terminated). In the event that the circumstances giving rise to an Immediate Termination give rise to payment of a Severance Amount (as hereinafter defined) that includes a prorated Performance Bonus for the then current year, then such Performance Bonus shall be subject to “Effective Proration” under which the number of days of employment used in calculating the proration shall be determined on a basis as if the CEO had remained employed by the Company for an additional period of thirty (30) days after the Immediate Termination. In the event of an Immediate Termination, the parties shall nevertheless calculate all payments due to the CEO under this Agreement (except the Supplemental Payment) as though the effective date of termination occurs at the expiration of the Thirty Day Notice Period. It is understood and agreed that the Company’s obligation to pay the Supplemental Payment shall not apply to termination of this Agreement as a result of the CEO’s death (under Section 4.4 hereof) or disability (under Section 4.5 hereof).

          4.2 Voluntary Termination by CEO. In the event that the CEO “Voluntarily Terminates” his employment (which includes termination of the CEO’s employment with the Company due to the non-renewal of this Agreement by the CEO as provided in Section 1) under this Agreement, namely other than pursuant to any of Section 4.3 (Constructive Discharge), Section 4.4 (Death), Section 4.5 (Disability), Section 4.6 (Change in Control), Section 4.8 (For Cause), or Section 1 (Non-Renewal by Company), then the Company shall (a) only be required to pay to the CEO such Base Salary and vacation pay (for unused vacation days) as shall have accrued and remains unpaid through the effective date of the termination; (b) the Company shall not be obligated to pay any Performance Bonus for the then current fiscal year; and (c) the Company shall have no other obligations whatsoever to the CEO, other than payment, grant or transfer of the following items of entitlement (collectively “Vested Entitlements”): (i) Performance Bonuses previously approved by the Compensation Committee for any prior fiscal year(s) that remain unpaid; (ii) reimbursement of previously approved expenses; (iii) any amounts or rights vested pursuant to the Scheduled Benefits (as hereinafter defined); and (iv) any amounts or rights vested pursuant to any “employee pension benefit plan” as such term is defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

          4.3 Termination By Constructive Discharge.

               4.3.1 Notice and Cure. If, at any time during the term of this Agreement, the CEO believes that the nature of his employment has been modified in a manner that causes the CEO to have been Constructively Discharged (as hereinafter defined), then the CEO shall notify the Company in writing (a “Constructive Discharge Notice”) within thirty (30) days after the occurrence of the event that the CEO claims as the basis for his being Constructively Discharged, which Constructive Discharge Notice shall specify the grounds of the

CEO’s claim of Constructive Discharge. The Company may alternatively (a) take issue with the CEO’s contentions (but without any obligation to institute arbitration proceedings pursuant to Section 10.4 below), or (b) within ninety (90) days (the “Cure Period”) after the Company’s receipt of the Constructive Discharge Notice, investigate, address and attempt to modify and cure the circumstances described in the Constructive Discharge Notice (a “Constructive Discharge Cure”). In no event, however, shall the Company be obligated to effectuate a Constructive Discharge Cure, and if the Company elects to undertake a Constructive Discharge Cure, it shall be without prejudice to the Company’s legal position concerning the subject matter or the legal validity or import of the Constructive Discharge Notice. If and to the extent that the Company fails to effectuate a Constructive Discharge Cure of a validly claimed Constructive Discharge, on or prior to the expiration of the Cure Period, then the CEO shall thereupon have the immediate right to terminate his employment hereunder, by so advising Company, in writing, within ten (10) days after the expiration of the Cure Period (a “Constructive Discharge Termination Notice”). If the CEO timely delivers a Constructive Discharge Termination Notice, then the CEO’s employment by Company shall be automatically terminated effective as of the date that is ten (10) days after the Company’s receipt of the Constructive Discharge Termination Notice (“Constructive Discharge Termination”), whereupon the CEO shall have no further obligations under this Agreement except as specified in Sections 5, 6, and 9.4 of this Agreement. If CEO’s employment with the Company is terminated pursuant to a Constructive Discharge (as defined herein), the Company shall be obligated to pay to the CEO the Severance Payment defined in Section 4.7 of this Agreement, payable within sixty (60) days of the Constructive Discharge Termination.

               4.3.2 Events Constituting Constructive Discharge. For purposes of this Agreement, the CEO shall be deemed to have been “Constructively Discharged” upon the occurrence of any one of the following events:

                    4.3.2.1 The removal of the CEO from, or the failure to re-elect the CEO to, the officerships with the Company that are set forth in Section 2 of this Agreement (subject, however, to the terms of Section 7 of this Agreement), or the imposition of the requirement that the CEO share such officerships with another person, other than as a result of or in connection with the CEO’s appointment to a new position of comparable or superior authority and responsibility. Notwithstanding the foregoing, the Company’s offer to appoint the CEO to a “Substitute Position” in connection with a disability of the CEO as described in Section 4.5 of this Agreement shall not constitute a “Constructive Discharge” under this Section 4.3; or

                    4.3.2.2 The Company’s assignment to the CEO of duties, responsibilities or reporting requirements that are materially inconsistent with his positions as set forth in Section 2 of this Agreement or that materially expand upon his duties, responsibilities and reporting requirements as described in Section 2 hereof; provided, however, that the Company shall be permitted, in the exercise of good faith business judgment, to broaden and expand the CEO’s duties, responsibilities and reporting requirements of an executive nature as are reasonably necessitated by industry-wide or Company-specific conditions and circumstances; or

                    4.3.2.3 The Company’s reduction of the CEO’s annual Base Salary or individual or collective components of Maximum Performance Bonus Potential in a fiscal year to a level that is less than the CEO’s annual Base Salary or Maximum Performance Bonus Potential for the fiscal year immediately preceding that in which the reduction occurs, provided, however, nothing contained herein shall constrain the Company’s right to set the performance criteria for the CEO, to measure the CEO’s performance, or to determine the amount of the CEO’s bonus award, if any, in any year. Notwithstanding the foregoing, any reduction in either Base Salary or Maximum Performance Bonus Potential in accordance with Section 4.5 shall not constitute a “Constructive Discharge” under this Section 4.3; or

                    4.3.2.4 The CEO shall fail to be vested by the Company with the powers, authority, Resources and support services customarily attendant to his officerships within the REIT industry (collectively, an “Authority/Resource Removal Event”), other than (a) in connection with a concurrent or imminent termination for Cause or Disability that is effectuated within ninety (90) days after the occurrence of the Authority/Resource Removal Event, or (b) due to financial constraints applicable to the Company resulting in a generalized reduction of executive-level Resources and support services within the Company; or

                    4.3.2.5 The Company shall change the primary employment location of the CEO to a place that is more than one hundred (100) miles from the current primary employment location of CEO, namely 311 South Wacker Drive, Chicago, Illinois, other than in connection with a general relocation of the headquarters office (or staff) of the Company; or

                    4.3.2.6 The Company shall commit a material breach of its obligations under this Agreement; or

                    4.3.2.7 The Company or the Board intentionally directs the CEO to engage in unlawful conduct, or in conduct that is otherwise materially inconsistent with the Company’s obligations to its stockholders, notwithstanding the CEO’s timely objection to such conduct or activity.

          4.4 Termination Upon Death of the CEO. This Agreement shall automatically terminate upon the death of the CEO, provided, however, that such termination shall not affect any payments or obligations of the Company which previously have arisen under this Agreement. Upon the CEO’s death and the resulting termination of this Agreement, the Company shall only be obligated to pay such Base Salary and vacation pay for unused vacation days as shall have accrued (with respect to, and during, the fiscal year in which the death occurs) and remains unpaid through the date of death, plus seventy-five percent (75%) of the cash portion of his Maximum Performance Bonus for the then current year pursuant to the methodology described in Section 3.2; and such Performance Bonus to be prorated through the date of death on a strict per diem basis. Such calculation of the cash portion of the Maximum Performance Bonus for the year in which the CEO dies shall be based upon the Compensation Committee’s most recent determination of the cash portion of the CEO’s Maximum Performance Bonus. The Company shall not have any further obligations to the CEO, other than payment, grant or transfer of the Vested Entitlements, and of payments and obligations which have arisen previously under this Agreement. The amount that the Company shall be obligated to pay upon the CEO’s death shall be paid, in cash, within sixty (60) days of his death, and shall be delivered to such beneficiary, designee or fiduciary as CEO may have designated in writing or, failing such designation, to the executor or administrator of his estate, in full settlement and satisfaction of all claims and demands on behalf of the CEO. Such cash payment shall be in addition to such other death benefits of the Company as shall have been made available for the benefit of the CEO, and in full settlement and satisfaction of all payments provided for in this Agreement. The Company and the CEO agree that the Company shall maintain, at all times during the term of this Agreement, such supplemental life insurance for the benefit of the CEO as is contemplated in Section 3.3 hereof.

          4.5 Termination Upon Disability of the CEO. In the event of the CEO’s Disability (as defined below), the Company shall, at the Compensation Committee’s election, either follow (a) or (b) below.

     (a) The Company shall terminate the CEO’s employment by providing the CEO with thirty (30) days’ prior written notice and pay the CEO for five years after his termination on a monthly basis at an annual rate equal to the CEO’s then current Base Salary, commencing within thirty (30) days after the date on which CEO’s employment is terminated under this Section 4.5(a). The Company will also continue Company health insurance benefits to the CEO for three (3) years, and for the next two (2) years, the Company will provide the CEO with an annual cash payment equal to the cost of its insurance premium for such benefits as averaged over the prior three (3) years. The Company shall not be obligated to pay any Performance Bonus for the then current fiscal year and the Company shall not have any further obligations to the CEO, other than payment, grant or transfer of the Vested Entitlements.

     (b) The Company may offer to appoint and reassign the CEO to a Substitute Position, with an adjustment in Base Salary (and Maximum Performance Bonus) to levels attributable to and commensurate with that Substitute Position, and such offer of an appointment and reassignment and adjustment in Base Salary (and Maximum Performance Bonus) shall not constitute a Constructive Discharge under Section 4.3. In the event of an adjustment in the Maximum Performance Bonus due to reassignment based on Disability, the Performance Bonus for the then-expired portion of the then current fiscal year as of such reassignment shall be paid to CEO, when otherwise due following the termination of such fiscal year, based on a per diem proration of seventy-five percent (75%) of the cash portion of the Maximum Performance Bonus for CEO’s pre-Disability position, prorated through the date of reassignment. If the CEO declines the Substitute Position, then the CEO’s employment shall be deemed to have terminated pursuant to Section 4.5(a) thirty (30) days after the offer to reappoint and reassign the CEO to a Substitute Position, and he shall be entitled to those entitlements enumerated in Section 4.5(a) hereof.

     Notwithstanding the foregoing, in the event the CEO becomes disabled as the result of a work-related injury, including but not limited to travel on Company business, and the CEO or the Compensation Committee elects (a) above, the CEO will be entitled to elect to receive the greater of the payments contained in Section 4.7 of this Agreement, in a lump sum, for discharge without cause, or the amount set forth in Section 4.5(a) above, payable in a lump sum and without discounting.

               4.5.1 For purposes hereof, “Disability” shall mean the CEO’s inability, as a result of physical, mental or psychological incapacity or impairment, to substantially perform his duties hereunder for a period of either six (6) consecutive months, or one hundred twenty (120) business days within a consecutive twelve (12) month period. In the event of a dispute regarding the CEO’s Disability, such dispute shall be resolved through arbitration as provided in Section 10.4 hereof, except that the arbitrator appointed by the American Arbitration Association shall be a duly licensed medical professional who has the training and competence necessary to assess the nature and extent of the purported Disability in question.

               4.5.2 The CEO shall be entitled to all of the compensation and benefits provided under this Agreement during any period of incapacitation occurring during the term of this Agreement and taking place prior to the ultimate determination of the CEO’s Disability and the subsequent termination of his employment.

               4.5.3 The Company and the CEO agree that the Company shall maintain, at all times during the term of this Agreement, disability insurance for the benefit of the CEO as contemplated in Section 3.3 hereof. During the five year period that monthly payments are made to the CEO under Sections 4.5(a) and 4.5.2 above, such payments shall be reduced by the gross amount of the monthly disability payments made to CEO under any of the Company-sponsored disability programs.

          4.6 Change in Control Termination.

               4.6.1 If the CEO’s employment with the Company is terminated, by the Company Without Cause (as defined in Section 4.7) or by the CEO pursuant to a Constructive Discharge under Section 4.3 of this Agreement, within six (6) months following a Change in Control Event (as defined below) (a “Change in Control Termination”), the Company and its Successor (defined below) shall be jointly and severally obligated to pay to the CEO the Severance Payment defined in Section 4.7 of this Agreement. Notwithstanding anything to the contrary set forth herein, if a Severance Payment is due and owing to the CEO as a result of a Change in Control Termination, then such Severance Amount shall be paid in a single lump sum, within sixty (60) days after the effective date of the applicable Change in Control Termination.

               4.6.2 For purposes of this Agreement, the term “Change in Control Event” shall mean the occurrence of any of the following events:

                    4.6.2.1 The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power embodied in the then-outstanding voting securities of the Company; or

                    4.6.2.2 The cessation, by the persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”), as a result of a tender offer, proxy contest, merger or similar transaction or event (as opposed to turnover caused by death or resignation), to constitute at least a majority of the board of directors of the Successor, provided that any person becoming a director of the Company subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, or by a Nominating Committee duly appointed by such Incumbent Directors, or by successors of either who shall have become Directors other than as a result of a hostile attempt to change Directors, whether through a tender offer, proxy contest or similar transaction or event, shall be considered an Incumbent Director; or

                    4.6.2.3 The consummation of:

                         4.6.2.3.1 A merger or consolidation of the Company, if the common stockholders of the Company, as constituted in the aggregate immediately before such merger or consolidation do not, as a result of and following such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Successor entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

                         4.6.2.3.2 A liquidation, sale or other ultimate disposition or transfer of fifty percent (50%) or more of the total assets of the Company and its subsidiaries without a concurrent or imminent plan to reinvest the proceeds therefrom in industrial real estate (a “50% or More Sale”). The parties agree and acknowledge that such a reinvestment plan could be a multi-year plan. A 50% or More Sale shall be deemed to have occurred hereunder at such time as the Company shall have disposed, in a single transaction or set of related transactions, of more than fifty percent (50%) of the Net Asset Value (defined below) of its and its subsidiaries’ total real estate portfolio. Such percentage of the portfolio shall be deemed to have been transferred at such time as the Company and its subsidiaries shall have disposed of fifty percent (50%) or more of their properties in relation to “Net Asset Value,” such term meaning the net value of its real estate assets calculated in accordance with customary and generally accepted principles of accounting and asset valuation used within the REIT industry.

               4.6.3 Notwithstanding the immediately preceding Section 4.6.2, a Change in Control Event shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company is acquired by:

                    4.6.3.1 A trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or its U.S. subsidiaries; or

                    4.6.3.2 Any corporation or other entity which, immediately prior to such acquisition, is substantially owned directly or indirectly by the Company or by its stockholders in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

               4.6.4 If it is determined, in the opinion of the Company’s independent accountants, in consultation, if necessary, with the Company’s independent legal counsel, that any amount payable to the CEO by the Company under this Agreement, or any other plan or agreement under which the CEO participates or is a party, would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Internal Revenue of 1986, as amended (the “Code”), and would thereby be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event, the Company shall pay to the CEO a “grossing-up” amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. If, at a later date, the Internal Revenue Service assesses a deficiency against the CEO for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Company shall pay to the CEO the amount of such unreimbursed Excise Tax, plus any interest, penalties and reasonable professional fees or expenses incurred by the CEO as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. The Company shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any grossing-up supplemental compensation paid under this Section 4.6.4 shall be conclusively made by the Company’s independent accountants, or other independent accountants retained by the Compensation Committee, in consultation, if necessary, with the Company’s (and/or the Compensation Committee’s) independent legal counsel. The Company shall pay all accountant and legal counsel fees and expenses arising as a result of this Section 4.6.4. If, after the CEO receives any gross-up payments or other amount pursuant to this Section 4.6.4, the CEO receives any refund with respect to the Excise Tax, the CEO shall promptly pay the Company the amount of such refund within ten (10) days of receipt by the CEO, on a grossed-up basis. If the Company deems it necessary or advisable to contest or appeal any assessment, or determination made by the Internal Revenue Service relating to the imposition of an Excise Tax as described herein (an “Excise Tax Contest/Appeal”), the CEO covenants and agrees to reasonably cooperate with the Company in connection with the Excise Tax Contest/Appeal; provided, however, that the Company shall be responsible for all professional costs and expenses incurred by the CEO in connection with such Excise Tax Contest/Appeal.

          4.7 Severance Amount – Applicable to Termination By the Company Without Cause, Termination Through a Change in Control, Constructive Discharge and Non-Renewal By the Company. In the event of the termination of the employment of the CEO under this Agreement (a) by the Company Without Cause as defined herein, (b) as a result of a Change in Control Termination as defined herein, (c) due to a Constructive Discharge as defined herein, or (d) due to Non-Renewal of this Agreement by the Company as defined herein, then notwithstanding any actual or allegedly available alternative employment or other mitigation of damages by (or which may be available to) the CEO, the Company shall provide the CEO with the entitlements set forth in this Section 4.7. For purposes of this Agreement, “Termination by the Company Without Cause” shall mean termination of the employment of the CEO by and at the instigation of the Company for any reason other than in accordance with the provisions of Section 4.4 (Death), Section 4.5 (Disability), Section 4.6 (Change in Control), Section 4.8 (Cause) or Section 1 (Non-Renewal by the Company).

               4.7.1 The Company shall pay to the CEO a “Severance Amount” equal to the sum of:

                    4.7.1.1 The then current annual amount of the CEO’s Base Salary, or $500,000, whichever is greater, times (a) two and one half (2 1/2) in the event of termination by the Company Without Cause, termination through a Change of Control or Constructive Discharge, or (b) two (2) in the event of Non-Renewal by the Company; plus

                    4.7.1.2 A prorated Performance Bonus for the then current fiscal year, calculated on the basis of one hundred percent (100%) of the Performance Bonus actually paid or payable for the fiscal year immediately preceding the year in which such termination of employment occurs (the “Prior Year Performance Bonus”), such Prior Year Performance Bonus to be prorated through the date of termination on a strict per diem basis. If the Prior Year Performance Bonus has not been determined by the Compensation Committee as of the date of such termination, then, in lieu of a Prior Year Performance Bonus proration, the CEO shall receive a prorated portion of one hundred percent (100%) of the Compensation Committee’s most recent determination of the CEO’s Maximum Performance Bonus prorated through the date of termination on a strict per diem basis; plus

                    4.7.1.3 A “Historical Average Performance Bonus,” which shall be an amount equal to the product of (a) the average of the amount of the two (2) most recently ascertainable Performance Bonuses actually paid to (or declared in favor of) the CEO, or $500,000, whichever is greater, times (b)(i) two and one half (2 1/2) in the event of termination by the Company Without Cause, termination through a Change of Control or Constructive Discharge, or (ii) two (2) in the event of Non-Renewal by the Company.

                    4.7.1.4 Only the cash award portion, and the stock in lieu of cash award portion as scheduled on Exhibit D with respect to the two (2) years prior to the Effective Date of this Agreement or on an updated and amended Exhibit D when applicable (hereinafter the “Deemed Cash Component”), of the prior Performance Bonuses shall be included for purposes of the calculations of the prorated Performance Bonus and the Historical Average Performance Bonus described in Sections 4.7.1.2 and 4.7.1.3 above.

               4.7.2 The Company shall also continue for the CEO and his family his health insurance coverage, so as to provide a scope of coverage comparable to that which was in effect as of the date of termination, for a period of two (2) years following such termination or until such time as substitute health insurance coverage with comparable benefits is available to him at a cost comparable to that borne by him under the Company’s policy, by virtue of other employment or family members’ insurance benefits secured or made available after termination, it being the Company’s right, exercisable at its sole option, to settle out the above entitlement by payment of a lump sum of cash to the CEO in an amount, grossed up for applicable taxes and discounted to present value, sufficient to enable the CEO to purchase his own such health insurance coverage for the above two (2) year period.

               4.7.3 The entitlements described in this Section 4.7 shall be in addition to the payment of the CEO’s Vested Entitlements.

               4.7.4 Payment to the CEO of the Severance Amount, in a single lump sum, and the payment, grant or transfer of the Vested Entitlements enumerated in Section 4.7.3 above, will be made within sixty (60) days after the termination of the CEO’s employment.

               4.7.5 The CEO acknowledges and agrees that the payment of a Severance Amount and the other entitlements as set forth in Section 4.7 of this Agreement by the Company to the CEO shall be, at most, a one-time event, irrespective of whether multiple events have occurred entitling the CEO to receive the Severance Amount and the other entitlements as set forth in Section 4.7 of the Agreement. In no event shall the CEO receive or be entitled to more than a single Severance Amount regardless of the purported existence of multiple bases for termination of this Agreement under which a Severance Amount is due.

          4.8 Termination by the Company for Cause. The employment of the CEO under this Agreement may be terminated by the Company on the basis of Cause, as hereinafter defined. If the CEO’s employment is terminated for Cause under this Section 4.8, then the Company shall only be obligated to pay to the CEO such Base Salary and vacation pay for unused vacation days as shall have accrued (with respect to and during the year in which the termination occurs) and remain unpaid through the effective date of termination, but the Company shall not be required to pay to the CEO any Performance Bonus for the then current fiscal year, or have any further obligations whatsoever to the CEO, other than payment, grant or transfer of any Vested Entitlements, inclusive only of such Scheduled Benefits to which the CEO remains entitled (notwithstanding the termination for cause) under the terms of any Company plans or programs, in which event such rights to payment or continuation shall be determined pursuant to the terms of the plans under which such Scheduled Benefits are provided, and not the terms of this Section 4.8. Termination for “Cause” shall mean the termination of the CEO’s employment by the Company on the basis or as a result of: (a) the CEO being found guilty of, or having pleaded guilty or nolo contendere to, or having subjected the Company to a conviction for (or a plea of guilty or nolo contendere to), a state or federal felony; (b) the CEO’s commission of an act that disqualifies the CEO (whether under the Company’s Bylaws, Charter, or under any statute, regulation, law or rule applicable to the Company) from serving as an officer or director of the Company; (c) the CEO’s material breach of his obligations under this Agreement; (d), the CEO habitually abuses any substance (such as narcotics or alcohol); (e) the CEO engaging in acts of fraud, dishonesty or other acts of willful misconduct that have had, or is likely to have, an adverse effect upon the business or value of the Company, as reasonably and in good faith determined by the full Board; or (f) a recurring pattern of willful dereliction of duty as to the CEO’s responsibilities, or recurring negligence or recurring incompetence in managing the Company’s affairs, where such recurring failure, dereliction, negligence or incompetence has had, or is likely to have, an adverse impact upon the business or value of the Company, as reasonably and in good faith determined by the full Board. In making such determination, it is understood that the Board shall interpret and apply the above-described standards in a manner that is normal, customary and reasonable within the REIT industry. Subject to the provisions of Section 4.1, the CEO shall be entitled to thirty (30) days’ prior written notice (the “Termination Notice”) of the Company’s intention to terminate his employment for Cause, and such Termination Notice shall specify the grounds for such termination. Upon the CEO’s receipt of a Termination Notice, the CEO shall have fifteen (15) days to either or both (i) commence curing any conduct or act (if curable) alleged as grounds for such termination; and (ii) present to the Compensation Committee (or Board) his position regarding any dispute relating to the existence of such Cause. If the CEO elects option (i) above, the CEO shall be entitled, until the date that is thirty (30) days after the CEO’s receipt of the Termination Notice (the “CEO Cure Period”), to cure the alleged conduct or act, subject in all events, however, to the Company’s rights under Section 4.1. Notwithstanding the foregoing procedure, the Company (through the full Board) shall have the unilateral right to make the final substantive determination as to whether the CEO has properly remedied or otherwise addressed those matters described in the Termination Notice as grounds for termination of the employment. In the event that the Company determines (as of the expiration of the CEO Cure Period), that the CEO has not appropriately remedied or otherwise addressed those matters, then, subject to Section 4.1, the CEO’s term of employment shall, in all events, automatically terminate (except for an Immediate Termination) as of the thirty-first (31st) day after the Company delivered the Termination Notice, without any responsibility or obligation of the Company to provide the CEO with any further notice of or explanation for the grounds for his termination. If the CEO challenges and initiates arbitration of the merits of his termination for Cause under the provisions of Section 10.4 hereof, and the arbitrator finds that the CEO did not in fact engage in conduct that properly entitled the Company to terminate the CEO’s employment for Cause under the criteria set forth above, then the Company shall pay to the CEO, within thirty (30) days of the arbitrator’s decision: The Severance Amount, as if his termination of employment had been effectuated pursuant to Section 4.7 hereunder, with interest on the Severance Amount at the per annum rate of five percent (5%) in excess of the per annum rate publicly announced, from time to time, by Bank One, N.A. (or its successor) as its “prime” or “base” or “reference” rate of interest, from the date of the Termination Notice to the date payment is made of such Severance Amount, plus the amount of the CEO’s reasonable attorneys’ fees incurred in such arbitration.

          4.9 Resignation from Related Positions. Upon the termination of the CEO’s employment with the Company, for any reason whatsoever, the CEO shall immediately resign from any and all officerships, directorships, committee memberships and all other elected or appointed positions, of any nature, that the CEO then holds with any or all of the Company and its affiliates.

          4.10 Stock Redemption. Upon the termination of the CEO’s employment with the Company, for any reason whatsoever, the CEO shall permit the Company or its affiliate(s), as the case may be, at its sole option, to immediately redeem any and all common or preferred stock (or any partnership or membership interests, as the case may be) that the CEO then owns in any affiliate(s) of Company, which redemption shall occur at the same cash price (if any) as CEO actually initially paid to acquire such stock (or partnership or membership interests, as the case may be). In no event, however, shall the foregoing requirement apply to any stock (common or preferred) that CEO owns in Company, or to any limited partnership interests (so-called “OP Units”) that the CEO owns in First Industrial, L.P., a Delaware limited partnership, in which the Company is the general partner and which is commonly referred to as the “Operating Partnership.”

          4.11 Mutual Waiver and Release. The CEO and the Company covenant and agree that if (a) the employment of the CEO under this Agreement is terminated and (b) in connection with such termination, the Company is required to pay any consideration, including the Severance Amount, but not including earned compensation or vacation pay or Vested Entitlements, to the CEO, then the Company’s payment of such consideration to the CEO is conditioned on the Company and the CEO entering into a mutual waiver and release agreement (a “Release Agreement”) in a form that is commercially reasonable and otherwise mutually and reasonably agreed to by the Company and the CEO, and will not be due and payable until at least the eighth day after the CEO executes and does not revoke the Release Agreement. The Release Agreement shall provide, among other things, that the CEO, on his own behalf, and on the behalf of his heirs, executors, trustees, attorneys, administrators, successors and assigns (collectively, the “CEO Parties”), fully releases and discharges the Company, its successors, subsidiaries, affiliates and assigns, and its and their directors, officers, trustees, employees, attorneys, agents, successors, and assigns (collectively, the “Company Parties”) from and against any and all liability, claims and demands resulting from, or in connection with, the CEO’s employment with the Company, including but not limited to, claims, demands or actions (i) arising under any federal, state or local statute, ordinance or regulation with respect to employment, including but not limited to the Age Discrimination in Employment Act, as amended, (ii) relating to the termination of the CEO’s employment with the Company, (iii) relating to any right of payment for disability, and/or (iv) any other statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract, including, but not limited to, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel and negligence. Without limitation of the foregoing, the Release Agreement shall also provide that the Company, on its own behalf and on behalf of its directors, officers, trustees, attorneys, agents, successors, and assigns fully releases and discharges the CEO and the CEO Parties from and against any and all liability, claims and demands resulting from, or in connection with, the CEO’s employment with the Company, including, but not limited to, the basis for the Company’s termination of the CEO, subject, however, to the retention and reservation by the Company of any future claims against the CEO arising out of any acts or omissions of the CEO (y) that as of the date of the Release Agreement are known to the CEO, that the CEO fails to fully disclose to the Company, and that have a material adverse future impact on the Company, or (z) that are fraudulent, dishonest or unlawful.

          4.12 In the event that the Company determines in good faith in its sole discretion that payment of all or any portion of any Vested Entitlement, Severance Payment or Benefit pursuant to the terms of this Agreement could potentially violate Section 409A(a)(2)(B)(i) of the Internal Revenue Code, then the Company may defer the affected payment(s) for 6 months, notwithstanding any other provision herein.

     5. Confidentiality/Loyalty/Mutual Non-Disparagement.

          5.1 The CEO acknowledges that, during the course of his employment prior to his entry into this Agreement, he has produced, received and had access to, and will hereafter continue to produce, receive and otherwise have access to, various materials, records, data, trade secrets and information not generally available to the public, specifically including any information concerning prospects, customers and clients of the Company, brokerage relationships of the Company, capital and financial sources of the Company, information management technology developed by or for the Company, and projects in the Pipeline, as defined below (collectively, “Confidential Information”) regarding the Company and its subsidiaries and affiliates. Accordingly, during the term of this Agreement and for the one (1) year period immediately subsequent to any termination of this Agreement on any basis, the CEO shall hold in confidence and shall not directly or indirectly for his own benefit or for the benefit of any other person or entity, for economic gain or otherwise, disclose, use, copy or make lists of any such Confidential Information, except to the extent that (a) such information is or thereafter becomes lawfully available from public sources; or (b) such disclosure is authorized in writing by the Company; or (c) such disclosure is determined by court order or official governmental ruling to be required by law or by any competent administrative agency or judicial authority; or (d) such disclosure is otherwise reasonably necessary or appropriate in connection with the performance by the CEO of his duties hereunder. All records, files, documents, computer diskettes, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the Company’s business, which the CEO shall prepare or use, shall be and remain the sole property of the Company, shall not be removed from the Company’s premises without its written consent, and shall be promptly returned to the Company upon termination of the CEO’s employment hereunder.

          5.2 The CEO and the Company expressly covenant and agree that, except to the extent required by an applicable law, statute, regulation or governmental authority, or by subpoena or court order, at all times following the termination of the employment of the CEO, on any basis, they shall not engage in any vilification of the other, and shall refrain from making any false, negative, uncomplimentary, insensitive, critical or disparaging statements, implied or express, about or relating to the other party, including the other party’s affiliates, officers, directors, shareholders, accountants, employees, consultants, counsel, management or business practices. Without limitation of the foregoing, the parties agree to refrain from orally or in writing publishing or disseminating any statement that would damage the other party’s business reputation or good will.

     6. Non-Competition Covenant.

          6.1 Restrictive Covenant.

               6.1.1 The Company and the CEO have jointly reviewed the tenant lists, property submittals, logs, broker lists, and operations of the Company, and have agreed that as an essential inducement for and in consideration of this Agreement and the Company’s agreement to make the payment of the amounts described in Sections 3 and 4 hereof when and as herein described, the CEO hereby agrees, except with the express prior written discretionary consent of the Company, that for a period of one (1) year after the termination of the CEO’s employment with the Company (the “Restrictive Period”), he will not directly or indirectly in any manner compete with the business of the Company, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, any of the following:

                    6.1.1.1 Any company listed (during the year immediately preceding the month of termination) as an industrial or mixed office/industrial (but not pure office) REIT or Real Estate Operating Company in the Realty Stock Review, a Dow Jones & Co. publication or any other reputable industry publication (a “Peer Group Member”) a copy of such listing for the month prior of the Effective Date hereof being attached hereto as Exhibit C;

                    6.1.1.2 Any person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members), public or private, which, as a material component of its business (other than for its own use as an owner or user), invests in industrial warehouse facilities and properties similar to the Company’s investments and holdings: (a) in any geographic market or territory in which the Company owns properties or has an office either as of the date hereof or as of the date of termination of the CEO’s employment; or (b) in any market in which an acquisition or other investment by the Company or any affiliate of the Company is pending or contemplated as of the date of termination, whether or not embodied in any formalized, written legal document.

               6.1.2 In addition, during the Restrictive Period, the CEO shall not act as a principal, investor or broker/intermediary, or serve as an employee, officer, advisor or consultant, to any person or entity, public or private, in connection with or concerning any investment opportunity of the Company that is in the Pipeline or as to any customer or prospect of Company as of the effective date of the termination of the CEO’s employment. Within ten (10) business days after the CEO’s termination of employment, the Company shall deliver to the CEO a written statement of the investment opportunities in the Pipeline as of the effective date of the termination of the CEO’s employment (the “Pipeline Statement”) and a list of the deal opportunities and the actual and prospective entities with whom the Company proposes to pursue such deal opportunities from time to time (the “Customer List”), and the CEO shall then review the Pipeline Statement and the Customer List for accuracy and completeness, to the best of his knowledge, and advise the Company of any corrections required to the Pipeline Statement and the Customer List. The CEO’s receipt of any Severance Amount under any of Sections 4.2, 4.5 and 4.7 of this Agreement shall be conditioned on his either acknowledging, in writing, the accuracy and completeness of the Pipeline Statement and the Customer List, or advising the Company, in writing, of any corrections or revisions required to the Pipeline Statement and the Customer List in order to make them accurate and complete, to the best of the CEO’s knowledge. The restrictions concerning each and every individual investment opportunity in the Pipeline shall continue until the first to occur of (a) expiration of the Restrictive Period; or (b) the CEO’s receipt from the Company of written notice that the Company has abandoned such investment opportunity, such notice not to affect the restrictions on all other investment opportunities contained in the Pipeline Statement during the remainder of the Restrictive Period. For purposes of this Agreement, investment opportunity shall be considered in the “Pipeline” if, as of the effective date of the termination of the CEO’s employment, the investment opportunity is pending (for example, is the subject of a letter of intent) or proposed (for example, has been presented to, or been bid on by, the Company in writing or otherwise) or under consideration by the Company, whether at the Management Committee, IC, staff level(s) or otherwise, and relates to any of the following potential forms of transaction: (i) an acquisition for cash; (ii) an UPREIT transaction; (iii) a transaction under the Company’s so-called “First Exchange” program; (iv) a development project or venture; (v) a joint venture partnership or other cooperative relationship, whether through a DOWNREIT relationship or otherwise; (vi) an “Opportunity Fund” or other private investment in or co-investment with the Company; (vii) any debt placement opportunity by or in Company; (viii) any service or other fee-generating opportunity by the Company; or (ix) any other investment by the Company or an affiliate of the Company, in or with any party or by any party in the Company or an affiliate of the Company.

               6.1.3 In addition to the covenants set forth above, and notwithstanding anything to the contrary set forth in this Agreement, the CEO hereby agrees, except with the express prior written consent of the Company (which may be given or withheld in the Company’s sole discretion), during and throughout the period described in this Section 6.1.3, not to take any steps or engage in any acts that have the purpose or effect of attempting to solicit or induce any employee of the Company to terminate his or her employment with Company so as to become employed by or otherwise render services to any entity with which the CEO has any form of business or economic relationship, or otherwise with any of the entities set forth in Sections 6.1.1.1 or 6.1.1.2 above. The foregoing covenants and agreements of the CEO set forth in this Section 6.1.3 shall be in effect throughout a period of two (2) years after the termination of the CEO’s employment, except in the case of a Change in Control Termination, whereupon the foregoing covenants and agreements shall be in effect for a period of one (1) year following the termination of the CEO’s employment.

               6.1.4 The restrictions contained in Sections 6.1.1 through 6.1.3 above are collectively referred to as the “Restrictive Covenants.” If the CEO violates the Restrictive Covenants and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenants. Accordingly, the Restrictive Covenants shall be deemed to have the duration specified in Section 6.1.1 or, as applicable, Section 6.1.3, computed from the date the relief is granted, but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenants by the CEO. In the event that a Successor of the Company assumes and agrees to perform this Agreement or otherwise acquires the Company, the Restrictive Covenants shall continue to apply only to the primary markets of the Company as they existed immediately before such assumption or acquisition, and shall not apply to any of the Successor’s other offices or markets. The foregoing Restrictive Covenants shall not prohibit the CEO from owning, directly or indirectly, capital stock or similar securities that are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and that do not represent more than five percent (5%) of the outstanding capital stock of any corporation.

          6.2 Relief from Restrictive Covenants. In the event the CEO shall desire to engage in any activity that would violate the Restrictive Covenants, but which he reasonably and in good faith believes would be immaterial to the economic and proprietary interests of the Company or any of its affiliates, he may, prior to (but not after) engaging in such activity, submit to the Company a written request for relief from the Restrictive Covenants, which written request shall set forth the scope of the proposed activity, the scope of the requested relief and the basis upon which CEO believes such activity to be immaterial to the interests of the Company. Within ten (10) business days after receipt of the CEO’s written request, and subject to the specific approval of the Board, the Compensation Committee shall advise the CEO, in writing, as to whether the requested relief shall be granted. The parties agree that such relief shall be granted only if the Compensation Committee reasonably determines that the reasonably anticipated impact on the Company of the grant of such relief is in fact immaterial to and fully compatible with the economic and proprietary interests of the Company (and its separate regions, ventures, divisions, subsidiaries and affiliates), it being specifically hereby understood and acknowledged by the CEO that a purportedly “minor” percentage impact on Company-wide revenues or expenses of the Company shall not be deemed to be per se immaterial.

          6.3 Remedies for Breach of Restrictive Covenant. The CEO acknowledges that the restrictions contained in Sections 5 and 6 of this Agreement are reasonable and necessary for the protection of the legitimate proprietary business interests of the Company; that any violation of these restrictions would cause substantial injury to the Company and such interests; that the Company would not have entered into this Agreement with the CEO without receiving the additional consideration offered by the CEO in binding himself to these restrictions; and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation of these restrictions or statement of intent by the CEO to violate any of these restrictions, the Company shall automatically be relieved of any and all further financial and other obligations to the CEO under this Agreement, in relation to the payment of a Severance Amount or otherwise, and shall be entitled to all rights, remedies or damages available at law, in equity or otherwise under this Agreement; and, without limitation, shall be entitled to temporary and preliminary injunctive relief, granted by a court of competent jurisdiction, to prevent or restrain any such violation by the CEO and any and all persons directly or indirectly acting for or with him, as the case may be, such injunctive relief to be available pending the outcome of the arbitration process provided under Section 10.4 of this Agreement, which arbitration process will entitle the arbitrator to determine that permanent injunctive relief is to be granted to the Company, whereupon such relief shall be granted by a court of competent jurisdiction, based on the determination of the arbitrator.

     7. Intercorporate Transfers. Subject to the definition herein of a Change in Control Event and the consequences attendant thereto, if the CEO shall be transferred by the Company to an affiliate of the Company, such transfer, by itself and without any adverse financial or functional impact on the CEO, shall not be deemed a Constructive Discharge or otherwise be deemed to terminate or modify this Agreement, and the employing corporation or other entity to which the CEO is transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Company as of the effective date of such transfer; provided, however, that at all times after such transfer, First Industrial Realty Trust, Inc. shall remain liable for all obligations of the Company hereunder, including the payment of all Base Salary, Performance Bonuses or other amounts set forth herein. For purposes hereof, an affiliate of the Company shall mean any corporation or other entity directly or indirectly controlling, controlled by, or under common control with, the Company.

     8. Interest in Assets and Payments. Neither the CEO nor his estate shall acquire any rights in any funds or other assets of the Company, other than by and through the actual payment of amounts payable hereunder and/or because the right to payments or benefits has otherwise previously arisen under this Agreement; nor shall the CEO or his estate have any power to transfer, assign, anticipate, pledge, hypothecate or otherwise encumber any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event or as a result of any bankruptcy, insolvency or other legal proceeding otherwise relating to the CEO.

     9. Indemnification/Cooperation.

          9.1 During the term of this Agreement and thereafter throughout all applicable limitations periods, the Company shall provide the CEO (including his heirs, personal representatives, executors and administrators), with such directors’ and officers’ liability insurance coverages as the Company may choose from time to time, at the Company’s expense.

          9.2 In addition to the insurance coverage provided for in Section 9.1, the Company shall defend, hold harmless and indemnify the CEO (and the CEO Parties) to the fullest extent permitted under applicable law, and subject to each of the requirements, limitations and specifications set forth in the Articles of Incorporation, Bylaws and other organizational documents of the Company, against all documented, out-of-pocket expenses and liabilities reasonably incurred by him in connection with or arising out of, any action, suit or proceeding in which the CEO may be involved by reason of his having been an officer of the Company (whether or not he continues to be an officer at the time of such expenses or liabilities are incurred), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

          9.3 In the event the CEO becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Company has agreed to provide insurance coverage or indemnification under this Section 9, the Company shall, to the full extent permitted under applicable law, and subject to the each of the requirements, limitations and specifications set forth in the Articles of Incorporation, Bylaws and other organizational documents of the Company, advance all expenses (including the reasonable attorneys’ fees of the attorneys reasonably selected by Company and reasonably approved by CEO for the representation of the CEO), judgments, fines and amounts paid in settlement (collectively “Expenses”) incurred by the CEO in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Company of a written undertaking from the CEO covenanting: (a) to reimburse the Company for the amount of all of the Expenses actually paid by the Company to or on behalf of the CEO in the event it shall be ultimately determined, by the court or the arbitrator, as applicable to the case, that the CEO is not entitled to indemnification by the Company for such Expenses; and (b) to assign to the Company all rights of the CEO to insurance proceeds, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of the Expenses actually paid by the Company to or on behalf of the CEO.

          9.4 CEO agrees that in the event this Agreement terminates for any reason, he shall, to the extent reasonably requested in writing thereafter, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which CEO, by virtue of his employment with the Company, has knowledge or information relevant to said investigation or litigation, including but not limited to (i) meeting with representatives of the Company to prepare for testimony and to provide truthful information regarding his knowledge, (ii) acting as the Company’s representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful information or testimony relevant to the investigation or litigation. The Company agrees to pay CEO reasonable compensation and reimburse CEO for reasonable expenses incurred in connection with such cooperation.

     10. General Provisions.

          10.1 Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the CEO, the Company, the CEO’s personal representatives, the Company’s successors and assigns, and any successor or assign of the Company shall be deemed the “Company” hereunder. Without limitation, the Company may assign this Agreement to, or cause its obligations hereunder to be performed by, First Industrial, L.P., a Maryland Limited partnership in which the Company is the sole general partner. The CEO may neither assign his duties or obligations this Agreement, nor sell, assign, pledge, encumber, transfer or hypothecate his entitlement hereunder, and the Company shall have no obligation to recognize any such purported alienation, or pay any funds to any party claiming the benefit thereof.

          10.2 Entire Agreement; Modifications; Survival. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes the Prior Agreement and all prior negotiations, undertakings, agreements and arrangements with respect to this Agreement, whether written or oral; provided, however, that all benefits and rights conferred by equity-based and other compensation plans including those listed on Exhibit B hereto (collectively, the “Scheduled Benefits”), shall be governed by those equity-based and other compensation plans and ancillary documents, whether adopted or signed prior to or after the Effective Date of this Agreement and as such are not modified by this Agreement. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the CEO and the Company. Notwithstanding anything to the contrary set forth herein, the obligations of the Company and the CEO as set forth in Sections 5, 6 and 9.4 of this Agreement shall survive the termination of this Agreement and remain in full force and effect for the time periods respectively stated therein.

          10.3 Enforcement and Governing Law. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois, as such state constitutes the situs of the headquarters office of the Company and the place of employment hereunder, and such laws shall apply without reference to the rules of law regarding conflicts of law.

          10.4 Mediation and Arbitration. Except only as otherwise provided in Section 6.3, each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Agreement or the CEO’s employment shall be committed to and be resolved exclusively through the arbitration process, in an arbitration proceeding, conducted by a single arbitrator sitting in Chicago, Illinois, in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. If the Company or the CEO, as the case may be, contends that a breach or threatened breach of this Agreement has occurred, or that a bona fide controversy exists hereunder, the Company or the CEO, as the case may be, may initiate the arbitration process as described in this Section 10.4 by filing a Notice of Arbitration with the AAA (after the 30-day mediation period described in the following sentences) and delivering a copy of the same to the other party (pursuant to Section 10.10 below). Prior to filing a Notice of Arbitration with the AAA, the party shall give the other party 30 days notice of intent to file such Notice of Arbitration. During such 30-day period, the parties shall seek to mediate the dispute to resolution, and if the dispute fails to be resolved within such period, the party may file the Notice of Arbitration any time thereafter. Such Notice of Arbitration shall request that the AAA submit to both the CEO and the Company a list of eleven (11) proposed arbitrators provided that no arbitrator shall be related to or affiliated with either of the parties. The arbitrator shall be selected by the parties from that list. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Chicago, Illinois, or telephonically. At that meeting, the party who sought arbitration (and delivered the Notice of Arbitration) shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall be promptly engaged by the parties to arbitrate the dispute. Each party shall submit, in writing, the specific requested action or decision it wishes to take, or make, with respect to the matter in dispute (“Proposed Solution”), and the arbitrator shall be obligated to choose one (1) party’s specific Proposed Solution, without being permitted to effectuate any compromise or “new” position; provided, however, that the arbitrator shall be authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Agreement. The party whose Proposed Solution is not selected shall bear the costs of all counsel, experts or other representatives that are retained by both parties, together with all costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses imposed or incurred by the arbitrator. If the arbitrator ultimately chooses the CEO’s Proposed Solution, then the Company shall pay interest at the per annum rate of five percent (5.0%) in excess of the per annum rate publicly announced, from time to time, by Bank One, N.A. (or its successors) as its “prime” or “base” or “reference” rate of interest, on the amount the arbitrator awards to the CEO (exclusive of attorneys’ fees and costs and expenses of the arbitration), such interest to be calculated from the date the amount payable under the CEO’s Proposed Solution would have been paid under this Agreement, but for the dispute, through the date payment (inclusive of interest) is made. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, including, if applicable, entry of a permanent injunction under such Section 6.3 of this Agreement. Nothing contained in this Section 10.4 shall constrain any party’s right to petition a court of competent jurisdiction for injunctive or interlocutory relief pending the outcome of arbitration of any dispute or controversy arising under this Agreement.

          10.5 Press Releases and Public Disclosure. Any press release or other public communication by either the CEO or the Company with any other person concerning the terms, conditions or circumstances of CEO’s employment, or the termination of such employment, shall be subject to prior written approval of both the CEO and the Company, subject to the proviso that the Company shall be entitled to make requisite and appropriate public disclosure of the terms of this Agreement and any termination hereof, without the CEO’s consent or approval, as may be required under applicable statutes, and the rules and regulations of the Securities and Exchange Commission and New York Stock Exchange. The Company shall be entitled to rely on the advice and counsel of its legal counsel and other professional advisors in determining whether any such disclosure is required.

          10.6 Put Demand as to Released Securities. If, pursuant to either of Sections 4.6 or 4.7 hereof, the Company shall have prematurely released and eliminated all unexpired transfer and encumbrance restrictions otherwise applicable to any restricted shares of common stock of the Company owned by the CEO, then the CEO shall, on a one-time basis exercisable within thirty (30) days of the date of such release of restrictions (and not thereafter), have the right to put to the Company, and require that the Company purchase, all (but not some) of such shares of restricted stock as shall have been released as above described (“Released Securities”). Such put shall be exercised by delivery of a “Put Demand” to the Company, given in writing pursuant to the notice provisions hereof, which Put Demand: (a) shall encompass all of the Released Securities owned by the CEO; and (b) shall in no event be applicable to or available in respect of any “Exempt Shares,” which shall constitute those Released Securities that may otherwise be sold by the CEO, without registration, pursuant to either or both of Rules 144 and 145 of the Securities Act of 1933, as amended, within a period of one hundred twenty (120) days following the date of the release of the CEO’s restricted shares. Upon its receipt of a timely and otherwise proper Put Demand from the CEO, the Company shall thereby and thereupon become obligated, within a period of ten (10) days following the date of delivery of the Put Demand, to purchase, for cash, the Released Securities that were the subject of the Put Demand in question (in all events exclusive of Exempt Shares), at a price per share equal to the weighted average (by daily trading volume on the New York Stock Exchange) of the closing price of the Company’s shares of common stock for the thirty (30) trading days immediately preceding the date of delivery of the Put Demand. The specific date on which such purchase shall be consummated and closed shall be established pursuant to the mutual agreement of the parties and, in the absence of such agreement, on the tenth (10th) day following the date of delivery of the Put Demand (and if such day falls on a weekend or business holiday, then on the first business day thereafter). By his delivery of a Put Demand, the CEO shall become irrevocably obligated to sell, at the price above specified, all of the Released Securities that were the subject of the Put Demand. The transfer of the Released Securities to the Company shall be effectuated pursuant to commercially reasonable and customary stock transfer and other related documentation prepared at Company’s expense by counsel to the Company.

          10.7 Compensation Committee and Board. Any and all prerogatives and rights granted to either or both of the Compensation Committee and the Board hereunder shall be exercisable from time to time by either or both of those entities, as they may collectively determine. In dealing with the Compensation Committee, the CEO shall at all times be entitled to rely on its authority to act on behalf of and bind the Company, without any inquiry into or regard for the delegation of authority over any particular issue or decision to said Compensation Committee by the Board, it being understood and agreed that the Company shall be bound by any and all acts, consents and determinations made by the Compensation Committee, without regard to the scope of its actual authority.

          10.8 Breach of Post-Employment Obligations. In the event CEO breaches any of the provisions of Sections 5 or 6 after his employment by the Company terminates, the Company is entitled to repayment by CEO of all severance payments and benefits of any kind and to return by CEO of any Stock, Stock Options, Restricted Stock or other benefits for which vesting was accelerated upon the termination of CEO’s employment by the Company.

          10.9 Interest. Except as otherwise expressly provided herein, if any amount due hereunder is not paid within ten (10) days of being due, then the Company or the CEO, as applicable, shall pay interest at the per annum rate of two percent (2%) in excess of the per annum rate publicly announced, from time to time, by Bank One, N.A. (or its successor) as its “prime” or “base” or “reference” rate of interest; provided, however, that if the interest rate set forth above exceeds the highest legally-permissible interest rate, then the interest rate shall be reduced to the level of the highest legally permissible interest rate.

          10.10 Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          10.11 Notices. Notices given pursuant to this Agreement shall be in writing, and shall be deemed given when received if personally delivered, or on the first (1st) business day after deposit with a commercial overnight delivery service. Notices to the Company shall be addressed and delivered to the principal headquarters office of the Company, Attention: Chairman of the Compensation Committee, with a copy concurrently so delivered to the Vice President-Legal of the Company, to the law firm of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, to the joint attention of Lynne D. Mapes-Riordan and Howard A. Nagelberg, and to the law offices of Jenner & Block LLP, 330 North Wabash Avenue, 40th Floor, Chicago, Illinois 606011, to the joint attention of Carla J. Rozycki and Robert H. Graham. Notices to the CEO shall be sent to the address set forth below the CEO’s signature on this Agreement, and to the law offices of Meckler Bulger & Tilson, 123 North Wacker Drive, Suite 1800, Chicago, Illinois 60606, to the attention of Brian W. Bulger, or to such other address as CEO may hereafter designate in a written notice given to the Company and its counsel.

          10.12 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST INDUSTRIAL REALTY TRUST, INC.,		MICHAEL W. BRENNAN
a Maryland corporation

By:	/s/ Robert J. Slater	/s/ Michael W. Brennan

Its:	Chairman, Comp. Committee	Address of CEO:

	Having been duly authorized by the Compensation	215 N. Lincoln
	Committee of the Board of Directors of the Company	Hinsdale, IL 60521
to execute this Agreement on the Company’s behalf

MICHAEL W. BRENNAN

EMPLOYMENT AGREEMENT (the “AGREEMENT”)

EXHIBIT A

     The CEO’s initial “Maximum Performance Bonus Potential” under Section 3.2 of the Agreement can consist of up to 225% of his Base Salary in cash, and up to 140% of his Base Salary in equity. Such percentages may be modified from year to year by the Compensation Committee in accordance with its procedures governing the review and modification of CEO compensation for the Company subject to Section 4.3.2.3 of the Agreement.

A-1

MICHAEL W. BRENNAN

EMPLOYMENT AGREEMENT (the “AGREEMENT”)

EXHIBIT B

     The CEO’s Scheduled Benefits as of the Effective Date are those provided according to the following plans:

A.	First Industrial Realty Trust, Inc. 1997 Stock Incentive Plan and related awards and grant agreements thereunder.

B-1

MICHAEL W. BRENNAN

EMPLOYMENT AGREEMENT (the “AGREEMENT”)

EXHIBIT C

A copy of the list of industrial and mixed office/industrial REIT and Real Estate Operating Companies as published in the Realty Stock Review, a Dow Jones & Co. publication, for the month prior to the Effective Date of the Agreement is attached hereto.

C-1

MICHAEL W. BRENNAN

EMPLOYMENT AGREEMENT (the “AGREEMENT”)

EXHIBIT D

     The Deemed Cash Component of the CEO’s bonuses for the two (2) years preceding the Effective Date of this Agreement are:

A.	2003 — $537,733.75

B.	2004 — $0

D-1

INDEX OF
DEFINED TERMS

DEFINED TERM	SECTION LOCATION
AAA	10.4
Agreement	Opening Paragraph
Authority/Resource Removal Event	4.3.2.4
Base Salary	3.1
Board	2
Cause	4.8
CEO	Opening Paragraph
CEO Cure Period	4.8
CEO Parties	4.12
Change in Control Event	4.6.3
Change in Control Termination	4.6.1
Code	4.6.4
Common Stock	3.2
Company	Opening Paragraph
Company Parties	4.12
Compensation Committee	3.1
Confidential Information	5.1
Constructive Discharge	4.3.2
Constructive Discharge Cure	4.3.1
Constructive Discharge Notice	4.3.1
Constructive Discharge Termination Notice	4.3.1
Constructive Discharge Termination	4.3.1
Cure Period	4.3.1
Customer List	6.1.2
Deemed Cash Component	4.7.1.4 and Exhibit D
DIP Awards	4.7.2.1
Disability	4.5.1
Effective Date	Opening Paragraph

Index-1

DEFINED TERM	SECTION LOCATION
Effective Proration	4.1
ERISA	4.2
Excise Tax	4.6.4
Excise Tax Contest/Appeal	4.6.4
Exempt Shares	10.6
Expenses	9.3
50% or More Sale	4.6.2.3.2
Historical Average Performance Bonus	4.7.1.3
Incumbent Directors	4.6.2.2
Immediate Termination	4.1
Maximum Performance Bonus Potential	Exhibit A
Net Asset Value	4.6.2.3.2
1934 Act	4.6.2.1
OP Units	4.11
Operating Partnership	4.11
Peer Group Member	6.1.1.1
Performance Bonus	3.2
Pipeline	6.1.2
Pipeline Statement	6.1.2
Prior Agreement	Recital A
Prior Year Performance Bonus	4.7.1.2
Proposed Solution	10.4
Put Demand	10.6
REIT’s	2
Release Agreement	4.12
Released Securities	10.6
Resources	2
Restricted Stock Award	3.2
Restrictive Covenants	6.1.4
Restrictive Period	6.1.1

Index-2

DEFINED TERM	SECTION LOCATION
Scheduled Benefits	10.2
Severance Amount	4.7.1
SIP Options	4.7.2.1
Substitute Position	4.3.2.1
Successor	4.6.2.1
Supplemental Payment	4.1
Termination Notice	4.8
Thirty Day Notice Period	4.1
Vested Entitlements	4.2
Voluntarily Terminates	4.2
Without Cause	4.7

Index-3